TO:        [Affected Officers and Directors]

DATE:      November 15, 2004

SUBJECT:   Notice of Imposition of Blackout Period Pursuant to
           Section 306 of The Sarbanes-Oxley Act


           As you may already know, MemberWorks Incorporated (the "Company") has recently announced a self-tender offer for up to 500,000 shares of its common stock, $0.01 par value per share. The self-tender offer will be extended to all of the Company's stockholders, including all participants in the MemberWorks 401(k) Profit Sharing Plan (the "401(k) Plan") with respect to whom a portion of their 401(k) Plan accounts are invested in the Company's common stock. Those Company stockholders who decide to participate in the tender offer by tendering shares of the Company's common stock held in their 401(k) Plan will temporarily be unable to transfer or sell their tendered shares while their tender instructions are being processed and during the settlement period for the tender offer. This period during which they will be unable to transfer or sell their tendered shares is called a "blackout period". The blackout period is expected to begin on December 13, 2004 and end during the week of December 19, 2004. During this period, you can determine whether the blackout period has started or ended by contacting Tami Pauley, the administrator of the 401(k) Plan, by telephone at 402-661-2583, by mail at 9500 West Dodge Road, Omaha, NE 68114, or by e-mail at tami.pauley@vertrue.com.

           Section 306(a) of the Sarbanes-Oxley Act of 2002 ("Act") requires that, during the blackout period, all executive officers and directors of the Company be prohibited from trading in all Company equity securities ("Service Securities") acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. To determine whether an exception applies to a transaction by you in Service Securities, you must contact either George Thomas at 203-674-7069 or Jim Duffy at 203-674-7417 (the "Designated Company Officers"). The mailing address for the Designated Company Officers is 680 Washington Blvd., Stanford, CT 06901.

           Please note that only your Service Securities will be affected by this blackout period. You will remain able to acquire, dispose of or transfer any Company equity securities that do not qualify as Service Securities to the extent that you are not prohibited from doing so under any Company policy. Prior to effecting any acquisition, disposition or transfer of Company equity securities during the blackout period, you should confirm with the Designated Company Officers that such transaction is permissible.

           If you have any questions concerning this notice, you should contact the Designated Company Officers.


                                               MEMBERWORKS INCORPORATED


                                               By: /S/ GEORGE W. M. THOMAS
                                                   -----------------------------
                                                   Name:  George W. M. Thomas
                                                   Title: Senior Vice President,
                                                              General Counsel